THRESHOLD ADVISOR FUNDS, INC.
                               CLASS A AND CLASS C
                                DISTRIBUTION PLAN

         WHEREAS, Threshold Advisor Funds, Inc., a Maryland corporation (the "Fund") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund, on behalf of its designated series presently existing or hereinafter established (the "Portfolios") desires to adopt this Distribution Plan ("Plan") pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended ("1940 Act"); and the Fund's Board of Directors, including its Independent Directors, have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and

         WHEREAS, the Fund intends to employ Unified Financial Securities, Inc.,
a  registered   broker-dealer   and  NASD/SIPC  member  as  Distributor  of  its
securities; and

         WHEREAS, the Fund intends to employ Kennedy Capital Management, Inc., investment adviser to the Fund, as Distribution Coordinator of certain accounts; and

         WHEREAS, the Fund's Board of Directors, including the directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the Plan or in any agreements related to the Plan ("Independent Directors"), have determined that, in the exercise of the their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Portfolios and their shareholders.

         NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. (a) Payment of Fees to the Distributor. Each Portfolio listed on Schedule A, as such schedule may be amended from time to time, is authorized to pay the Distributor an annual fee for its services and expenses in connection with the coordination of the promotion and distribution of the Portfolios' shares and related shareholder servicing (collectively, "Distribution Expenses"), with respect to shares of the Portfolios that are sold by the Distributor through a participating dealer. The annual fee paid to the Distribution Coordinator under the Plan will be calculated daily and paid monthly by the Portfolios on the first day of each month at an annual rate as set forth on Schedule A.

                  (b) Payment of Fees to the Distribution Coordinator. Each Portfolio will pay to the Distribution Coordinator an annual fee for its services and Distribution Expenses incurred with respect to shares of the Portfolios that are not sold by the Distributor through a participating dealer. The annual fee paid to the Distribution Coordinator under the Plan will be calculated daily and paid monthly by the Portfolios on the first day of each month at an annual rate as set forth on Schedule B.

                  (c) Payment of Dealer Concession Fee. For purchases of Class A shares of a Portfolio of $1 million or more, the Portfolio may pay to the Distributor up to 1.00% of the purchase amount on the first $1 million and 0.60% on assets thereafter. An investor who redeems those Class A shares within 12 months of purchase will pay a redemption fee of 1% of the initial investment amount.

         2. Compensation Plan. The distribution and service fees set forth in paragraph 1 shall be payable by the Fund regardless of whether those fees exceed or are less than the actual expenses described in Paragraph 2 below and incurred by the Distributor or the Distribution Coordinator with respect to a Portfolio in a particular year. All Distribution Expenses of the Distributor or Distribution Coordinator in excess of the compensation provided hereunder shall be borne the party incurring such excess Distribution Expenses.

         3. Distribution Expenses. The fees paid to the Distributor and Distribution Coordinator under paragraph 1 may be used by such party to pay for any expenses primarily intended to result in the sale of the Portfolios' shares ("distribution services"), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for, and consultants to, the Distributor or Distribution Coordinator, as applicable, or the Fund, including pension administration firms that provide distribution related services and broker-dealers that engage in the distribution of a Portfolio's shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of a Portfolio's shares and servicing of the Portfolio's shareholders, including, but not limited to, personnel of the
Distributor  or  Distribution  Coordinator,   as  applicable,  (c)  expenses  of
providing office space and equipment,  telephone  facilities,  answering routine inquiries regarding the Portfolios, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent or other service providers; (d) all payments made pursuant to the Fund's Distribution Agreement with the Distributor, including, but not limited to, compensation paid by the Distributor to its registered representatives and to participating dealers who have entered into sales agreements with the Distributor; (e) all payments made pursuant to the Fund's Distribution Coordination Agreement with the Distribution Coordinator; (f) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of printing and distributing prospectuses, statements of additional information and reports of the Portfolios to prospective shareholders of the Portfolios; (g) advertising costs, including preparation and distribution of advertising material, sales literature and other sales promotion expenses and costs of organizing and conducting sales seminars; and (h) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that a Portfolio may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by the Distributor or Distribution Coordinator or by a third party to the extent reimbursed therefor by the Distributor or Distribution Coordinator.

         4. Service Fees. In addition to Distribution Expenses, as stated in paragraph 2 above, the fees authorized by paragraph 1 of this Plan may be used to compensate the Distributor or Distribution Coordinator and other service providers with a "service fee" as such term is contemplated under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         5. Additional Compensation. This Plan shall not be construed to prohibit or limit additional compensation derived by the Distributor from sales charges or other sources payable under the Distribution Agreement or derived by the Distribution Coordinator from advisory fees payable under the Fund's investment advisory agreement with the Distribution Coordinator.

         6. Board Approval. This Plan shall take effect with respect to each Portfolio on the date that it is approved, together with any related agreements, by vote of a majority of both (a) the Board of Directors and (b) the Independent Directors, cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

         7. Renewal of Plan. This Plan shall continue in full force and effect for successive periods of one year from its approval as set forth in Paragraph 6 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 6 or by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Fund.

         8. Reports. Any agreement entered into pursuant to this Plan shall provide that the Distributor and Distribution Coordinator, as applicable, shall provide to the Board of Directors and the Board shall review, at least quarterly, or at such other more frequent intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

         9.      Termination.  This Plan may be  terminated  with  respect to a
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Portfolio at any time by vote of a majority of the  Independent Directors or by a vote of a majority of the outstanding voting securities of such Portfolio, voting separately from any other Portfolio of the Fund.

         10. Amendments. Any change to the Plan that would materially increase the distribution costs to a Portfolio may not be instituted unless such amendment is approved in the manner provided for in paragraph 7 hereof or by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Portfolio to which the Plan is effective, voting separately from any other Portfolio of the Fund. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 6 hereof.

         11.      Nomination  of  Directors.  While  this  Plan is in  effect,
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the  selection  and  nomination  of Independent Directors  of the Fund shall be committed  to the  discretion  of the  Independent  Directors  then in office.

         12. Records. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 8 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

         13. Severability. The provisions of this Plan shall be severable for each class of shares of the Fund outstanding. Whenever any action is required to be taken with respect to this Plan, that action must be taken separately with respect to each class; provided, however, that any shareholder vote on a distribution plan of a target class must also require a vote of any purchase class.

Date:  November 20, 2000

                                   Schedule A
                                     to the
                                Distribution Plan

The maximum annualized fee rate paid by each Portfolio listed below to the Distributor pursuant to paragraph 1(a) of the Distribution Plan for all shares of a Portfolio sold by the Distributor through a participating dealer shall be as follows:

         (1) Threshold Advisors Small Cap Value Fund

         Class                      Annual 12b-1 Fee

         Class A                    0.25%
         Class I                    None


         (2) Threshold Advisors Mid Cap Fund

         Class                      Annual 12b-1 Fee

         Class A                     0.25%
         Class I                    None

Date:  December 7, 2000

                                   Schedule B
                                     to the
                                Distribution Plan

The maximum annualized fee rate paid by each Portfolio listed below to the Distribution Coordinator pursuant to paragraph 1(b) of the Distribution Plan for all shares of a Portfolio that are not sold by the Distributor through a participating dealer shall be as follows:

         (1) Threshold Advisors Small Cap Value Fund

         Class                      Annual 12b-1 Fee

         Class A                    0.25%
         Class I                    None

         (2) Threshold Advisors Mid Cap Fund

         Class                      Annual 12b-1 Fee

         Class A                    0.25%
         Class I                    None


Date:  December 7, 2000